SHENANDOAH TELECOMMUNICATIONS COMPANY
                     124 South Main Street
                       Edinburg, Virginia



            NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                    TO BE HELD APRIL 16, 1996

                                                  March 22, 1996




TO THE STOCKHOLDERS OF
SHENANDOAH TELECOMMUNICATIONS COMPANY:

     The annual meeting of stockholders of Shenandoah
Telecommunications Company will be held in the Social Hall of the Edinburg Fire Department, Stoney Creek Boulevard, Edinburg,
Virginia, on Tuesday, April 16, 1996, at 11:00 a.m. for the following purposes:

1.   To elect nine directors to serve for the ensuing year;

2.   To approve the Shenandoah Telecommunications Company Stock
     Incentive Plan; and

3. To transact such other business as may properly come before the meeting or any adjournment thereof.

     Only stockholders of record at the close of business March
20, 1996, will be entitled to vote at the meeting.

     Lunch will be provided.


                              By Order of the Board of Directors
                              Harold Morrison, Jr.
                              Secretary



                           IMPORTANT

YOU ARE URGED TO COMPLETE, SIGN, AND RETURN THE ENCLOSED PROXY CARD IN THE SELF-ADDRESSED STAMPED (FOR U. S. MAILING) ENVELOPE PROVIDED AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON. IF YOU DO ATTEND THE MEETING IN PERSON, YOU MAY THEN WITHDRAW YOUR PROXY AND VOTE YOUR OWN SHARES.

           SEE PROXY STATEMENT ON THE FOLLOWING PAGES
PAGE

                        PROXY STATEMENT
                                             P. O. Box 459
                                             Edinburg, VA 22824
                                             March 22, 1996

TO THE STOCKHOLDERS OF
SHENANDOAH TELECOMMUNICATIONS COMPANY:

     Your proxy in the enclosed form is solicited by the management of the Company for use at the Annual Meeting of Stockholders to be held in the Social Hall of the Edinburg Fire Department, Stoney Creek Boulevard, Edinburg, Virginia, on Tuesday, April 16, 1996, at 11:00 a.m., and any adjournment thereof.

     The mailing address of the Company's executive offices is
P. O. Box 459,  Edinburg, Virginia 22824.

     The Company has 8,000,000 authorized shares of common stock, of which 3,760,760 shares were outstanding on March 20, 1996. This proxy statement and the Company's annual report, including financial statements for 1995, are being mailed on or about March 22, 1996, to approximately 3,270 stockholders of record on March 20, 1996. Only stockholders of record on that date are entitled to vote. Each outstanding share will entitle the holder to one vote at the Annual Meeting. No director, officer, or other party owns as much as five percent of the outstanding shares of the common stock of the Company. The Company intends to solicit proxies by the use of the mail, in person, and by telephone. The cost of soliciting proxies will be paid by the Company.

     Executed proxies may be revoked at any time prior to exercise. Proxies will be voted as indicated by the stockholders.

                   THE ELECTION OF DIRECTORS

     At the meeting, nine directors (constituting the entire
Board of Directors of the Company) are to be elected for the ensuing year.

     The proxy holders will vote the proxies received by them (unless contrary instructions are noted on the proxies) for the election as directors of the following nominees, all of whom are now members of and constitute the Company's Board of Directors. If any such nominees should be unavailable, the proxy holders will vote for substitute nominees in their discretion. Stockholders may withhold the authority to vote for the election of directors or one or more of the nominees. Directors will be elected by a plurality of the votes cast. Abstentions and shares held in street name that are not voted in the election of directors will not be included in determining the number of votes cast.
PAGE

     Warren B. French, Jr. retired as Chairman and Director December 31, 1995 in accordance with the age requirements of the Bylaws of the Company; and effective January 1, 1996, President Christopher French replaced him as Director. I. Clinton Miller, who resigned as Director February 14, 1996, because of his appointment to the Virginia State Corporation Commission, was replaced effective February 15 by Philip M. Grabill, Jr.

PAGE

                            Nominees for Election of Directors
                        Elected           Principal Occupation and Other
Name of Director        Director   Age   Directorships for Past Five Years
     (1)                  (2)                          (3)
Noel M. Borden           1972      59   Pres., H. L. Borden Lumber Co. (a
     Vice President                     retail building materials firm); Chairman of Board,
                                        1st National Corp.

Dick D. Bowman           1980      67   Pres., Bowman Bros., Inc. (a farm
     Treasurer of the Co.               equip. dealer); Dir., Shen. Valley
                                        Elec. Coop.; Dir., Rockingham Mutual Ins. Co.; Dir.,
                                        Old Dominion Electric Coop.

Ken L. Burch             1995      51   Farmer

Christopher E. French    1996      38   Pres., Shen. Telecommunications Co.
     President                          & its Subsidiaries; Dir., 1st National Corp.

Philip M. Grabill, Jr.   1996      46   Attorney-at-Law

Grover M. Holler, Jr.    1952      75   Pres., Blue Ridge Homes, Inc. (a real estate
                                        developer); Pres., Valley View, Inc.

Harold Morrison, Jr.     1979      66   Chairman of the Board, Woodstock
     Secretary of the Co.               Garage, Inc. (auto sales & repair
                                        firm); Dir., 1st Va. Bank-SV

Zane Neff                1976      67   Retired Manager, Hugh Saum Co.,
     Asst. Secretary                    Inc. (a hardware and furniture
     of the Co.                         store); Director, Crestar Bank

James E. Zerkel II       1985      51   Vice Pres., James E. Zerkel, Inc.
                                        (a plumbing, heating, gas, & hardware firm)
PAGE

(1) The directors who are not full-time employees of the Company were compensated in 1995 for their services on the Board and one or more of the Boards of the Company's subsidiaries at the rate of $340 per month plus $340 for each Board meeting attended.
    Additional compensation was paid to the Vice President, Secretary, Assistant Secretary, and Treasurer, for their services in these capacities, in the amounts of $1,240, $2,600,
    $1,240, and $2,600, respectively.

(2) Years shown are when first elected to the Board of the Company or the Company's predecessor, Shenandoah Telephone Company.  Each nominee has served continuously since the year he joined the Board.

(3) Each director also serves as a director of one or more of the Company's  subsidiaries.

/TABLE

     Standing Audit, Nominating, and Compensation Committees
                    of the Board of Directors



1. Audit Committee - The Finance Committee of the Board of Directors, consisted of the following directors: Dick D. Bowman (Chairman), Grover M. Holler, Jr., and Noel M. Borden. It performed a function similar to that of an Audit Committee. This committee is responsible for the employment of outside auditors and for receiving and reviewing the auditor's report. During 1995 there were three meetings of the Finance Committee. Additional business of the committee was conducted in connection with the regular Board meetings.

2. Nominating Committee - The Board of Directors does not have a standing Nominating Committee.

3. Compensation Committee - The Personnel Committee of the Board of Directors, consisted of the following directors:
      Noel M. Borden (Chairman), Harold Morrison, Jr., and I. Clinton Miller. It performed a function similar to that of a Compensation Committee. This committee is responsible for the wages, salaries, and benefit programs for all employees. During 1995 there were three meetings of this committee.

   Attendance of Board Members at Board and Committee Meetings

  During 1995, the Board of Directors held 14 meetings. All of the directors attended at least 75 percent of the aggregate of:
(1) the total number of meetings of the Board of Directors; and
(2) the total number of meetings held by all committees of the Board on which they served.


                      Certain Transactions

  In 1995, the Company received services from Mr. Morrison's company in the amount of $10,827 and from Mr. Zerkel's company in the amount of $9,390. Management believes that each of the companies provides these services to the Company on terms comparable to those available to the Company from other similar companies. No other director is an officer, director, employee, or owner of a significant supplier or customer of the Company.

PAGE

                                      STOCK OWNERSHIP

  The following table presents information relating to the beneficial ownership of the
Company's outstanding shares of common stock by all directors, the president, and all directors and officers as a group.
                                    No. of Shares
Name and Address                 Owned as of 2-1-96            Percent of Class
                                          (1)                          (2)
Noel M. Borden                          17,456                         *
  Strasburg, VA  22657
Dick D. Bowman                          42,744                        1.14
  Edinburg, VA  22824
Ken L. Burch                            45,172                        1.20
  Quicksburg, VA 22847
Christopher E. French                  127,486                        3.39
  Woodstock, VA 22664
Philip M. Grabill, Jr.                   3,840                         *
  Woodstock, VA 22664
Grover M. Holler, Jr.                   70,736                        1.88
  Edinburg, VA  22824
Harold Morrison, Jr.                    20,378                         *
  Woodstock, VA  22664
Zane Neff                                7,616                         *
  Edinburg, VA  22824
James E. Zerkel II                       4,298                         *
  Mt. Jackson, VA  22842
Total shares beneficially
owned by 12 directors and
officers as a group                    341,882                       9.09

(1)  Includes shares held by relatives and in certain trust relationships, which may be deemed to be beneficially owned by the nominees under the rules and regulations of the
Securities and Exchange Commission; however, the inclusion of such shares does not constitute an admission of beneficial ownership.

(2)  Asterisk indicates less than 1%.
PAGE

A report of beneficial ownership to the S.E.C. for the purchase of 300 shares by Dick D.
Bowman, Treasurer, was filed late due to a broker's delay in delivery for transfer.  A report of beneficial ownership to the S.E.C. for the purchase of 100 shares for an IRA and
30 shares for a Keogh Plan by Christopher E. French, President, was filed late due to a clerical error.

                                SUMMARY COMPENSATION TABLE

  The following Summary Table is furnished as to the salary and incentive payment paid by the Company and its subsidiaries on an accrual basis during the fiscal years 1993, 1994, and 1995 to, or on behalf of, the chief executive officer and each of the next four most highly compensated executive officers who earn $100,000 or more per year.

      Name and Principal                                         Incentive
            Position                    Year         Salary       Payment
      Christopher E. French             1995        $114,684     $ 20,150
          President                     1994         107,816     14,875
                                        1993         100,904     14,159

/TABLE

                         RETIREMENT PLAN

  The Company maintains a noncontributory defined benefit
Retirement Plan for its employees. The following table illustrates normal retirement benefits based upon Final Average
Compensation and years of credited service. The normal retirement benefit is equal to the sum of:

  (1) 1.14% times Final Average Compensation plus 0.65% times Final Average Compensation in excess of Covered Compensation (average annual compensation with respect to which Social Security benefits would be provided at Social Security retirement age) times years of service (not greater than 30); and

  (2) 0.29% times Final Average Compensation times years of service in excess of 30 years (such excess service not to exceed 15 years).

                                 Estimated Annual Pension
                               Years of Credited Service
Final Average
 Compensation         15      20        25       30       35
  $ 20,000         $ 3,420  $ 4,560  $ 5,700  $ 6,840  $ 7,130
    35,000           6,709    8,945   11,181   13,418   13,925
    50,000          10,736   14,315   17,894   21,473   22,198
    75,000          17,449   23,265   29,081   34,898   35,985
   100,000          24,161   32,215   40,269   48,323   49,773
   120,000          29,531   39,375   49,219   59,063   60,803

  Covered Compensation for those retiring in 1996 is $27,576. Final Average Compensation equals an employee's average annual compensation for the five consecutive years of credited service for which compensation was the highest. The amounts shown as estimated annual pensions were calculated on a straight-life basis assuming the employee retires in 1996. The Company made contributions totaling $197,200 to the Retirement Plan in 1995. Christopher French has 14 years of credited service under the plan as of January 1, 1996.

     COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The members of the Personnel Committee of the Board of Directors of the Company perform the function of a Compensation Committee. The Committee's approach to compensation of the Company's executive officers, including the chief executive officer, is to award a total compensation package consisting of salary, incentive, and fringe benefit components. The compensation package is designed to provide a level of compensation to enable the Company to attract and retain the executive talent necessary for the long-term success of the organization.
PAGE

  The incentive plan component of the total compensation package provides an incentive to the officers to meet or exceed certain performance objectives. The plan also places a portion of the officers' compensation at risk in the event the Company does not achieve its objectives. The objectives include a component measuring the improvement in the level of service provided to the Company's customers and a component measuring the increase in the Company's net income. In 1995, the Company reached over 123 percent of its combined goals.

               Submitted by the Company's Personnel Committee:
               Noel Borden, Chairman, Harold Morrison, Jr.,
               Clinton Miller

             FIVE-YEAR STOCKHOLDER RETURN COMPARISON

  The Securities and Exchange Commission requires that the Company include in its Proxy Statement a line graph presentation comparing cumulative, five-year stockholder returns on an indexed basis with a performance indicator of the overall stock market and either a nationally recognized industry standard or an index of peer companies selected by the Company. The broad market index used in the graph is the NASDAQ Market Index. The S&P Telephone Index consists of the seven regional Bell Operating Companies and GTE.

  The Company's stock is not listed on any national exchange nor NASDAQ; therefore, for purposes of the following graph, the value of the Company's stock, including the price at which dividends are assumed to have been reinvested, has been determined based upon the average of the prices of transactions in the Company's stock that were reported to the Company in each fiscal year.

Comparison of Five-Year Cumulative Total Return* among Shenandoah
    Telecommunications Company, NASDAQ Market Index, and S&P
                         Telephone Index

                    1990    1991    1992    1993    1994   1995

Shenandoah
Telecommunications 100.00  177.11  186.83  195.65  186.88 201.52

NASDAQ Market
Index              100.00  160.00  186.90  214.50  209.70 296.30

S&P Telephone
Index              100.00  107.54  118.01  136.29  130.66 196.82

Assumes $100 invested December 31, 1990 in Shenandoah
Telecommunications Company stock, NASDAQ Market Index, and S&P
Telephone Index
*Total return assumes reinvestment of dividends
PAGE

          APPROVAL OF THE SHENANDOAH TELECOMMUNICATIONS
                  COMPANY STOCK INCENTIVE PLAN

  The Board proposes that the shareholders approve the Shenandoah Telecommunications Company Stock Incentive Plan (the "Plan"), adopted by the Board on January 8, 1996, subject to the approval of the Company's shareholders. The approval of the Plan requires the affirmative vote of the holders of a majority of the shares of Common Stock present or represented by properly executed and delivered proxies at the meeting. Abstentions and Broker Shares voted as to any matter at the meeting will be included in determining the number of votes present or represented at the meeting with respect to determining the vote on the Plan. Broker Shares that are not voted on any matter at the meeting will not be included in determining the number of shares present or represented at the meeting with respect to determining the vote on the Plan.

  The following paragraphs summarize the principal features of the Plan. This summary is subject, in all respects, to the terms of the Plan. The Company will provide promptly, upon request and without charge, a copy of the full text of the Plan to each person to whom a copy of this proxy statement is delivered. Requests should be directed to: Laurence F. Paxton, Vice President-Finance, Shenandoah Telecommunications Company, P. O. Box 459, Edinburg, Virginia 22824 (Telephone (540) 984-5222).

Summary of the Plan

  The Board believes that the Plan will benefit the Company by
(i) assisting it in recruiting and retaining employees with ability and initiative, (ii) providing greater incentive for employees of the Company or its affiliates and (iii) associating the interests of employees with those of the Company, its affiliates, and its shareholders through opportunities for increased stock ownership. A maximum of 240,000 shares of Common Stock may be issued under the Plan.

  The Personnel Committee of the Board (the "Committee") will administer the Plan. The Committee may delegate its authority to administer the Plan to one or more officers of the Company. The Committee, however, may not delegate its authority with respect to individuals who are subject to Section 16 of the Securities Exchange Act of 1934 ("Section 16"). As used in this summary, the term "Administrator" means the Committee and any delegate, as appropriate.

  Each employee of the Company or an affiliate is eligible to participate in the Plan. The Administrator will select the individuals who will participate in the Plan ("Participants") but no person may participate in the Plan while he is a member of the Committee. The Administrator may, from time to time, grant stock options, stock appreciation rights ("SARs"), or stock awards to Participants.

  Options granted under the Plan may be incentive stock options ("ISOs") or nonqualified stock options. A stock option entitles the Participant to purchase shares of Common Stock from the Company at the option price. The option price will be fixed by the Administrator at the time the option is granted, but the price cannot be less than the shares' Fair Market Value on the date of grant. The option price may be paid in cash, with shares of Common Stock, or with a combination of cash and Common Stock. "Fair Market Value" means, on any given date, the fair market value of a share of Common Stock as determined by the Committee using any reasonable method in good faith.

  SARs entitle the Participant to receive with respect to each share of Common Stock encompassed by the exercise of such SAR, an amount determined by the Committee. If the Committee does not make such a determination, the Participant will be entitled to receive the excess of the Fair Market Value of a share of Common Stock on the date of exercise over the initial value of the SAR. The initial value of the SAR is the Fair Market Value of a share of Common Stock on the date of grant. The amount payable upon the exercise of an SAR may be paid in cash, Common Stock, or a combination of the two.

  SARs may be granted in relation to option grants ("Corresponding SARs") or independently of option grants. The difference between these two types of SARs is that to exercise a Corresponding SAR, the Participant must surrender unexercised that portion of the stock option to which the Corresponding SAR relates.

  Participants may also be awarded shares of Common Stock pursuant to a stock award. The Administrator, in its discretion, may prescribe that a Participant's rights in a stock award shall be nontransferable or forfeitable or both unless certain conditions are satisfied. These conditions may include, for example, a requirement that the Participant continue employment with the Company or an affiliate for a specified period or that the Company, an affiliate, or the Participant achieve stated objectives.

  All awards made under the Plan will be evidenced by written agreements between the Company and the Participant. A maximum of 240,000 shares of Common Stock may be issued under the Plan. The share limitation and the terms of outstanding awards shall be adjusted, as the Committee deems appropriate, in the event of a stock dividend, stock split, combination, reclassification, recapitalization, or other similar events.

  No option, SAR or stock award may be granted under the Plan after January 7, 2006. The Board may sooner terminate the Plan without further action by shareholders. The Board also may amend the Plan except that no amendment that increases the number of shares of Common Stock that may be issued under the Plan, changes the class of individuals who may be selected to participate in the Plan, or materially increases the benefits that may be provided under the Plan will become effective until it is approved by shareholders.

  Neither the number of individuals who will be selected to participate in the Plan nor the type or size of awards that will be approved by the Administrator can be determined. The Company is also unable to determine the number of individuals who would have participated in the Plan or the type or size of awards that would have been made under the Plan had it been in effect in 1995.

Federal Income Tax Consequences

  The Company has been advised by counsel regarding the federal income tax consequences of the Plan. No income is recognized by a Participant at the time an option is granted. If the option is an ISO, no income will be recognized upon the Participant's exercise of the option. Income is recognized by a Participant when he disposes of shares acquired under an ISO. The exercise of a nonqualified stock option generally is a taxable event that requires the Participant to recognize, as ordinary income, the difference between the shares' fair market value and the option price.

  No income is recognized upon the grant of an SAR. The exercise of an SAR generally is a taxable event. The Participant generally must recognize income equal to any cash that is paid and the fair market value of Common Stock that is received in settlement of an SAR.

  The Participant will recognize income on account of a stock award on the first day that the shares are either transferable or not subject to a substantial risk of forfeiture. The amount of income recognized by the Participant is equal to the fair market value of the Common Stock received on that date.

  The employer (either the Company or an affiliate) will be entitled to claim a federal income tax deduction on account of the exercise of a nonqualified option or SAR and the vesting of a stock award. The amount of the deduction is equal to the ordinary income recognized by the Participant. The employer will not be entitled to a federal income tax deduction on account of the grant or the exercise of an ISO. The employer may claim a federal income tax deduction on account of certain dispositions of Common Stock acquired upon the exercise of an ISO.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR"
APPROVAL OF THE SHENANDOAH TELECOMMUNICATIONS COMPANY INCENTIVE
PLAN.
PAGE

                     EMPLOYMENT OF AUDITORS

  The Board of Directors, on the recommendation of the Audit Committee, has appointed the firm of McGladrey and Pullen as auditors to make an examination of the accounts of the Company for the 1996 fiscal year. It is not expected that representatives of the firm will be present at the annual meeting.

                 PROPOSALS OF SECURITY HOLDERS

  Proposals of security holders to be included in management's proxy statement and form of proxy relating to next year's annual meeting must be received at the Company's principal executive offices not later than November 22, 1996.

                         OTHER MATTERS

  Management does not intend to bring before the meeting any matters other than those specifically described above and knows of no matters other than the foregoing to come before the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the accompanying form of proxy to vote such proxy in accordance with their judgment on such matters, including any matters dealing with the conduct of the meeting.

                            FORM 10-K

  The Company's Annual Report on Form 10-K filed with the
Securities and Exchange Commission is available to stockholders, without charge, upon request to Mr. Laurence F. Paxton, Vice
President-Finance, Shenandoah Telecommunications Company, P. O.
Box 459, Edinburg, VA 22824.



PAGE

(Front)
                                                           PROXY
SHENANDOAH TELECOMMUNICATIONS COMPANY
124 South Main Street         This Proxy is Solicited on Behalf
Edinburg, VA 22824            of the Board of Directors

     The undersigned hereby appoints Christopher E. French, Noel
M. Borden, and Grover M. Holler, Jr., and each of them, as Proxies with full power of substitution, to vote all common stock of Shenandoah Telecommunications Company held of record by the undersigned as of March 20, 1996, at the Annual Meeting of Stockholders to be held on April 16, 1996, and at any and all adjournments thereof.

1.   ELECTION OF DIRECTORS
     ( )  FOR  Noel M. Borden, Dick D. Bowman, Ken L. Burch,
          Christopher E. French, Philip M. Grabill, Jr., Grover
          M. Holler, Jr., Harold Morrison, Jr., Zane Neff, James
          E. Zerkel II

          TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL
          NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME
          LISTED ABOVE

     ( )  VOTE WITHHELD for all nominees listed above
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR"
ELECTION OF DIRECTORS.
2.   APPROVAL OF THE SHENANDOAH TELECOMMUNICATIONS COMPANY STOCK
     INCENTIVE PLAN
     ( )  FOR
     ( )  AGAINST
     ( )  ABSTAIN
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" APPROVAL OF THE SHENANDOAH TELECOMMUNICATIONS STOCK INCENTIVE PLAN.

(Back)

3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE
MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER.  IF NO
DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND
2.

     Please mark, sign exactly as name appears below, date, and return this proxy card promptly, using the enclosed envelope, whether or not you plan to attend the meeting.
________________________________________________________________
                                   When signing as attorney,
                                   executor, administrator,
                                   trustee, guardian, or agent,
                                   please give full title as
                                   such.  If a corporation,
                                   please sign in full corporate
                                   name by president or other
                                   authorized officer.  If a
                                   partnership, please sign in
                                   partnership name by authorized
                                   person.

Dated___________________, 1996


____________________________________________
Signature

I plan to attend the meeting___
Number of persons attending ___
____________________________________________
I cannot attend the meeting ___
Additional Signature (if held jointly)